Exhibit 99.1

NEWS RELEASE

CONTACT:	Investor Relations	Corporate Communications
	435.634.3200	435.634.3553
	Investor.relations@skywest.com	corporate.communications@skywest.com

SkyWest, Inc. Announces Third Quarter 2022 Profit

Third Quarter 2022 Highlights

●	Pre-tax income of $57 million, net income of $48 million and $0.96 per diluted share
●	Took delivery of two E175 aircraft for American Airlines and seven E175 aircraft for Delta Air Lines under previously announced agreements
●	SkyWest’s E175 fleet generated over 50% of SkyWest’s block hour production during the quarter as the Company continues to execute on its fleet strategy

ST. GEORGE, UTAH, October 27, 2022 -- SkyWest, Inc. (NASDAQ: SKYW) (“SkyWest”) today reported financial and operating results for Q3 2022, including net income of $48 million, or $0.96 per diluted share, compared to net income of $10 million, or $0.19 per diluted share, for Q3 2021 and adjusted net income of $74 million1, or $1.45 per diluted share, for Q3 2021.

Commenting on the results, Chip Childs, Chief Executive Officer of SkyWest, said, “We continue to experience strong demand for our product and our operational performance through the busy summer season was strong with 99.9% adjusted completion this quarter. We were pleased to have finalized new salary scales for our pilots during the quarter and continue efforts to stabilize our crew imbalance. I want to thank our people for their dedicated, world-class efforts.”

Financial Results

Revenue was $789 million in Q3 2022, up $44 million or 6%, from $745 million in Q3 2021. This quarter’s year-over-year increase in revenue under SkyWest’s flying contracts came from adding 33 E175 aircraft to its operations since Q3 2021 and eliminating the COVID-19 partner revenue concessions from Q3 last year.

1 See Financial Results and Reconciliation of non-GAAP financial measures sections of this release for more information.

Operating expenses were $714 million in Q3 2022, up 2% from $698 million in Q3 2021. The increase in operating expenses was primarily due to an increase in salaries, wages, and benefits, offset by a decrease in maintenance costs for Q3 2022, compared to Q3 2021.

Capital and Liquidity

SkyWest had $1.0 billion in cash and marketable securities at September 30, 2022, up from $975 million at June 30, 2022, and $860 million at December 31, 2021.

Total debt at September 30, 2022 was $3.4 billion, up from $3.3 billion at June 30, 2022, reflecting the financing of nine new E175 aircraft delivered in Q3 2022. Capital expenditures during Q3 2022 were $224 million for the purchase of these nine E175s and other fixed assets.

Status Update on Previously Announced Agreements

SkyWest is coordinating with its major airline partners to optimize the timing of upcoming fleet deliveries under previously announced agreements. SkyWest expects to finance the future E175 deliveries discussed below through debt. The anticipated future delivery dates summarized below are based on currently available information and are subject to change.

Flying contract with American for 20 E175 aircraft

●	Two aircraft were delivered in Q3 2022, completing the 20 E175 aircraft deliveries under this contract.

Flying contract with Delta for 16 E175 aircraft

●	Seven aircraft were delivered in Q3 2022.
●	Four aircraft deliveries are anticipated in Q4 2022.
●	Three aircraft are anticipated to be delivered in 2023 and 2024.
●	Two aircraft were delivered prior to Q3 2022.

Flying contract with Alaska for 11 E175 aircraft

●	One aircraft is expected to be delivered in 2025, which will complete the 11 E175 aircraft deliveries under this contract.

Combined, SkyWest anticipates placing 47 E175 aircraft into service under these three previously announced agreements by late 2025. As of September 30, 2022, 39 aircraft were delivered and eight aircraft have deliveries scheduled through 2025. By the end of 2025, SkyWest is scheduled to operate a total of 240 E175 aircraft.

Reconciliation of non-GAAP Financial Measures

SkyWest has included in the schedules attached to this release a reconciliation of certain non-GAAP information to the most directly comparable GAAP information. The non-GAAP information presented in this release should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. The non-GAAP information may also be inconsistent with the manner in which similar measures are derived or used by other companies. Management uses such non-GAAP information for financial and operational decision-making purposes and as a means to evaluate period-over-period comparisons and in forecasting SkyWest’s business going forward. Management believes that the presentation of such non-GAAP information, when considered in conjunction with the most directly comparable GAAP information, provides additional useful comparative information for investors in their assessment of the underlying performance of SkyWest’s business without regard to these items. SkyWest has provided reconciling information in the attached schedules.

About SkyWest

SkyWest, Inc. is the holding company for SkyWest Airlines and SkyWest Leasing, an aircraft leasing company. SkyWest Airlines has a fleet of over 500 aircraft connecting passengers to over 230 destinations throughout North America. SkyWest Airlines operates through partnerships with United Airlines, Delta Air Lines, American Airlines and Alaska Airlines carrying more than 36 million passengers in 2021.

SkyWest will host its conference call to discuss its third quarter 2022 results today, October 27, 2022, at 2:30 p.m. Mountain Time. The conference call number is 1-888-330-2446 for domestic callers, and 1-240-789-2732 for international callers. Please call up to ten minutes in advance to ensure you are connected prior to the start of the call. The conference call will also be available live on the Internet at https://events.q4inc.com/attendee/880585407.This press release and additional information regarding SkyWest, including access information for the digital rebroadcast of the third quarter 2022 results call, participation at investor conferences and investor presentations can be accessed at inc.skywest.com.

Forward Looking-Statements

In addition to historical information, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “forecasts,” "expects," "intends," "believes," "anticipates," “estimates,” "should," "likely" and similar expressions identify forward-looking statements. Such statements include, but are not limited to, statements about the impact of the COVID-19 pandemic on SkyWest’s business, financial condition and results of operations, the scheduled aircraft deliveries for SkyWest in upcoming periods, including the return to pre-COVID production levels and the execution of SkyWest’s fleet transition strategy and expected timing thereof, expected production levels in future periods and associated staffing challenges, SkyWest’s coordination with major airline partners to optimize the delivery of aircraft under previously announced agreements, the expected terms, timing and benefits related to SkyWest’s leasing and joint venture transactions, as well as SkyWest’s future financial and operating results, plans, objectives, expectations, estimates, intentions and outlook, and other statements that are not historical facts. All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date. SkyWest assumes no obligation to update any forward-looking statements unless required by law. Readers should note that many factors could affect the future operating and financial results of SkyWest and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release. These factors include, but are not limited to, uncertainties regarding the impact of the funding received under the U.S. Treasury Department’s payroll support programs on SkyWest’s business and operations, the continued uncertainty of the duration, scope and impact of COVID-19, a further spread or worsening of COVID-19, and other potential future outbreaks of infectious diseases or other health concerns, the consequences of the COVID-19 pandemic to economic conditions, the travel industry and our major partners in general and the financial condition and operating results of SkyWest in particular, the prospects of entering into agreements with existing or other carriers to fly new aircraft, ongoing negotiations between SkyWest and its major partners regarding their contractual obligations, uncertainties regarding operation of new aircraft, the ability to attract and retain qualified pilots and related staffing challenges, the impact of regulatory issues such as pilot rest rules and qualification requirements, and the ability to obtain aircraft financing.

Actual operational and financial results of SkyWest will likely also vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of other reasons, including, in addition to those identified above: the existing global COVID-19 pandemic and the outbreak of any other disease or similar public health threat that affects travel demand or travel behavior; the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel, including related to the duration and impact of the COVID-19 pandemic, inflationary pressures, and related decreases in customer demand and spending; the financial stability of SkyWest’s major partners and any potential impact of their financial condition on the operations of SkyWest; uncertainty regarding ongoing hostility between Russia and the Ukraine and the related impacts on macroeconomic conditions and on the international operations of any of our major airline partners as a result of such conflict; fluctuations in flight schedules, which are determined by the major partners for whom SkyWest conducts flight operations; variations in market and economic conditions; significant aircraft lease and debt commitments; estimated useful life of long-lived assets, residual aircraft values and related impairment charges; labor relations and costs and labor shortages; the impact of global instability; rapidly fluctuating fuel costs, and potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; and other unanticipated factors. Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ materially from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Additionally, the risks, uncertainties and other factors set forth above or otherwise referred to in the reports that the Company files with the Securities and Exchange Commission may be further amplified by the global impact of the COVID-19 pandemic.

SkyWest, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2022	2021	2022	2021
OPERATING REVENUES:
Flying agreements	$763,514	$719,084	$2,245,351	$1,863,242
Lease, airport services and other	25,929	25,699	78,329	73,086
Total operating revenues	789,443	744,783	2,323,680	1,936,328

OPERATING EXPENSES:
Salaries, wages and benefits	307,727	265,603	896,347	718,868
Aircraft maintenance, materials and repairs	183,182	209,795	506,478	604,501
Depreciation and amortization	97,433	109,597	297,427	329,089
Aircraft fuel	28,179	32,561	85,089	77,622
Airport-related expenses	17,501	25,992	54,196	72,478
Aircraft rentals	16,089	16,098	48,109	47,311
Special items - impairment charges	—	84,592	—	84,592
Payroll support grant	—	(115,352)	—	(422,669)
Other operating expenses	63,756	68,847	219,808	181,621
Total operating expenses	713,867	697,733	2,107,454	1,693,413
OPERATING INCOME	75,576	47,050	216,226	242,915

OTHER INCOME (EXPENSE):
Interest income	6,348	238	9,332	732
Interest expense	(33,283)	(28,980)	(92,308)	(94,274)
Other income (expense), net	8,112	(4,098)	21,011	(3,802)
Total other expense, net	(18,823)	(32,840)	(61,965)	(97,344)

INCOME BEFORE INCOME TAXES	56,753	14,210	154,261	145,571
PROVISION FOR INCOME TAXES	8,381	4,526	34,204	37,993
NET INCOME	$48,372	$9,684	$120,057	$107,578

BASIC EARNINGS PER SHARE	$0.96	$0.19	$2.38	$2.14
DILUTED EARNINGS PER SHARE	$0.96	$0.19	$2.37	$2.12

Weighted average common shares:
Basic	50,593	50,380	50,531	50,337
Diluted	50,636	50,725	50,636	50,726

SkyWest, Inc. and Subsidiaries

Summary of Consolidated Balance Sheets

(Dollars in Thousands)

(Unaudited)

	September 30,	December 31,
	2022	2021
Cash and marketable securities	$1,004,197	$860,410
Other current assets	257,992	208,183
Total current assets	1,262,189	1,068,593

Property and equipment, net	5,591,542	5,373,635
Deposits on aircraft	47,229	124,964
Other long-term assets	553,244	558,755
Total assets	$7,454,204	$7,125,947

Current portion, long-term debt	$429,425	$391,798
Other current liabilities	730,470	802,823
Total current liabilities	1,159,895	1,194,621

Long-term debt, net of current maturities	2,982,034	2,717,420
Other long-term liabilities	916,327	946,392
Stockholders' equity	2,395,948	2,267,514
Total liabilities and stockholders' equity	$7,454,204	$7,125,947

SkyWest, Inc. and Subsidiaries

Additional Operational Information (unaudited)

SkyWest’s fleet in scheduled service or under contract by aircraft type:

	September 30, 2022	December 31, 2021	September 30, 2021
E175 aircraft	232	211	199
CRJ900 aircraft	44	44	40
CRJ700 aircraft	114	114	106
CRJ200 aircraft	140	140	141
Total aircraft in service or under contract	530	509	486

As of September 30, 2022, SkyWest leased 35 CRJ700s and five CRJ900s to third parties (these aircraft are excluded from the table above). The E175 aircraft counts are based on delivery date.

Selected operational data:

	For the three months ended September 30,				For the nine months ended September 30,
Block hours by aircraft type:	2022	2021	% Change		2022	2021	% Change
E175s	169,679	169,143	0.3%		481,080	446,867	7.7%
CRJ900s	25,134	34,031	(26.1)%		78,468	87,750	(10.6)%
CRJ700s	62,540	78,788	(20.6)%		202,538	215,263	(5.9)%
CRJ200s	66,389	88,500	(25.0)%		207,402	220,809	(6.1)%
Total block hours	323,742	370,462	(12.6)%		969,488	970,689	(0.1)%

Departures	194,683	210,251	(7.4)%		570,572	550,643	3.6%
Passengers carried	10,715,415	10,862,343	(1.4)%		30,627,250	25,872,805	18.4%
Adjusted flight completion	99.9%	99.8%	0.1	pts	99.6%	99.9%	(0.3)	pts
Raw flight completion	99.1%	98.8%	0.3	pts	98.2%	98.6%	(0.4)	pts
Passenger load factor	84.6%	79.1%	5.5	pts	82.9%	72.0%	10.9	pts
Average trip length	488	537	(9.0)%		498	536	(7.1)%

Adjusted flight completion percent excludes weather cancellations. Raw flight completion includes weather cancellations.

Reconciliation to Adjusted Net Income and Diluted Earnings per Share

(Dollars in Thousands, Except per Diluted Share Amounts)

(Unaudited)

	For the three months ended September 30, 2021
	Pretax income	Income tax benefit (expense)	Net income	Net income per diluted share
GAAP Income	$14,210	$(4,526)	$9,684	$0.19
Q3 2021 Adjustments (1)	84,592	(20,683)	63,909
Non-GAAP Adjusted Income	$98,802	$(25,209)	$73,593	$1.45

	For the nine months ended September 30, 2021
	Pretax income	Income tax benefit (expense)	Net income	Net income per diluted share
GAAP Income	$145,571	$(37,993)	$107,578	$2.12
2021 Adjustments (1)	84,592	(20,683)	63,909
Non-GAAP Adjusted Income	$230,163	$(58,676)	$171,487	$3.38

(1)	Adjusts for a non-cash impairment charge on SkyWest Airlines operated CRJ900 aircraft.